Strategic Alliance And Purchase Agreement

Contents

INITIALS: PITI ________ **SOMD** ________ **XTMG** ________

A. ABOUT THE COMPANIES

1. **Provision Interactive Technologies, Inc., ("PITI")**

   9353 Eton Avenue, Chatsworth, California, 91311
   Phone: 1.818.775.1624
   Fax: 1.818.775.1628

   Manufacturer of HoloVision™, HoloSoft™, HoloMedia™

   Referred as "**PITI**" in this Agreement

2. **Studio One Media, Inc., ("SOMD")**

   7650 E. Evan Rd. Suite C, Scottsdale, Arizona, 85260
   Phone: 1.480.556.9303
   Fax: 1.480.948.3311

   Purchaser of HoloVision™, HoloMedia™ from PITI

   Referred as "**SOMD" or "Customer"** in this Agreement.

3. **Xtreme Technologies and Media Group, Inc., ("XTMG")**

   6531 S. Canyon Cove Drive, Salt Lake City, Utah, 84121
   Phone: 1.801.272.1445
   Fax: 1.801.272.1524

   Sales Agency for PITI

   Referred as "**XTMG**" in this Agreement

B. ABOUT THE CONTRACT

In accordance with the terms and conditions contained in this Strategic Alliance & Purchase Agreement ("Agreement"), SOMD intends to purchase from PITI/XTMG up to one thousand (1000) HoloVision™ Systems, Model HL40C, manufactured by PITI to be utilized in SOMD Market Channel within the United States. In consideration for specific HoloVision™ Systems unit purchases by SOMD, PITI/XTMG will provide SOMD with special pricing and a six (6) month "Protection Period" for the SOMD Market Channel, on terms defined in Section D of this Agreement.

"SOMD Market Channel" DEFINITION
SOMD Market Channel refers to shopping malls and airport terminals wherein SOMD Studio One™ (patents pending) interactive kiosk is located. The Studio One™ kiosk is an "*interactive entertainment kiosk that includes a semi-professional recording studio and a video/photo booth with online capabilities all under one roof*", incorporating PITI's HoloVision™ product line or equivalent.

C. PRODUCT AND ACCESSORIES

Product

HoloVision™ Aerial Imaging System, Model HL40C (spec sheet attached as **Exhibit 1**) or any improved or refined version thereof as mutually agreed between the parties.

Standard Accessories (included at no additional cost)

A. Power Cable
B. HoloSoft™ Software

Additional Software (for additional cost)

A. Digital Content (HoloMedia™)
B. Networking Software
C. Wireless Wide Area Network (WWAN) Providing Wireless Network Management

INITIALS: PITI ______ SOMD ______ XTMG ______

D. TERMS AND CONDITIONS

1. Quantity and Procurement Period

Up to One thousand (1000) systems within eighteen (18) months of execution of this Agreement.

2. Not For Resale

The "HoloVision™ Aerial Imaging Systems" offered at a special discounted price under this Agreement are meant only for the specific SOMD Market Channel and SOMD business purposes and are strictly NOT FOR RESALE by SOMD.

3. Pricing

SOMD will have benefits of **SPECIAL PRICING** to procure HoloVision™ Aerial Imaging Systems provided it meets the terms and conditions specified herein.

Product Pricing Schedule[1] ($U.S. per system)

Qty	Unit	Model	Unit Price
1-5	Ea	HL40C	$9,775.00
6-10	Ea	HL40C	$9,200.00
11-50	Ea	HL40C	$8,625,00
51-99	Ea	HL40C	$8,338.00
100-300	Ea	HL40C	$8,050.00
310-500	Ea	HL40C	$7,763.00
501-999	Ea	HL40C	$7,553.00
1000	Ea	HL40C	$5,750.00

Note 1: Quantities of individual purchase orders may not be combined with other purchase orders to get aggregate volume pricing discounts. As an example, SOMD cannot combine the purchase quantities of 200 HL40C and a subsequent purchase quantity of 200 HL40C to get a 301-500 product price for these models.

INITIALS: PITI ________ SOMD ________ XTMG ________

4. Options

1. Networking Software: $650.00 USD per unit – self management.
2. Extended Warranty to one (1) year; $500.00 USD per unit
3. Wireless Wide Area Network (WWAN), providing wireless network management of all kiosks:
   a. Add $750 per unit hardware set up for wireless router
   b. $128 per month for PVC (Private Virtual Circuit) – network similar to what banks are using now
   c. Includes 365/24/7 network management via live test to the unit to insure that it is operating properly.
   d. All data can be backed up in our NOC (Network Operations Center) located in a former missile silo in Kansas.

5. Protection Period

SOMD plans to install at least 500 kiosks over a period of eighteen (18) months from the date of first installation. SOMD desires to have a Protection Period with respect to the HoloVision™ Systems for a limited period of time in each of its venues and PITI/XTMG agrees to grant such Protection Period subject to the following conditions:

a. SOMD shall order fifty (50) systems within three (3) months from the date of the execution of this Agreement for an aggregate total of $431,250.00. To place the order, SOMD must deliver a firm and irrevocable Purchase Order and cash deposit or Letter of Credit for $258,750.00, with the balance of $172,500.00 to be paid Cash On Delivery (COD).

b. SOMD shall order two hundred fifty (250) systems within six (6) months from the date of the execution of this Agreement for an aggregate total of $2,012,500. To place the order, SOMD must deliver a firm and irrevocable Purchase Order and cash deposit or Letter of Credit for $1,207,500, with the balance of $805,000 to be paid Cash On Delivery (COD).

c. In the event conditions a and b above are met, PITI/XTMG agrees to grant SOMG the Protection Period on the purchases of the three hundred (300) HoloVision™ systems and will not install or allow to be installed HoloVision™ systems during the respective Protection Period in a venue where SOMD has installed or has plans to install the kiosks utilizing such systems.

d. In the event conditions a and b above are met, PITI/XTMG agrees to extend the Protection Period to all future purchases of the HoloVision™ systems up to an aggregate total of 1,000 units and will not install or allow to be installed HoloVision™ systems during the respective Protection Period in a venue

INITIALS: PITI ______ SOMD ______ XTMG ______

where SOMD has installed or has plans to install the kiosks utilizing such systems.

The PROTECTION PERIOD for each venue within the SOMD Market Channel shall be the period of time beginning with the installation of SOMD's kiosk inside the particular venue and ending six (6) months after installation. The specific venue and city will be negotiated between PITI/XTMG and SOMD in good faith on a city-by-city, venue-by-venue basis so as to protect the interests of both parties. The parties acknowledge that SOMD intends to initially establish operations in all major cities and metropolitan areas in North America and that in many instances, it will have more than one venue within a city or greater metropolitan area, which does not preclude PITI/XTMG and SOMD from having HoloVision™ systems in the same city or metropolitan areas in North America.

INITIALS: PITI ________ **SOMD** ________ **XTMG** ________

E. OTHER CONSIDERATIONS

General Terms and Conditions

1. Payment terms are sixty (60%) percent of the total price with all purchase orders sent to PITI/XTMG, with the remaining balance due COD (cash upon delivery to the "ship to" address on the purchase order). For orders of products in stock, payment will be one hundred (100%) percent prior to shipping.
2. Prices do not include: shipping, handling, crating, destination, import, sales tax, VAT tax, tariffs or special surcharges of any kind, and will be billed separately based upon method chosen by customer.
3. Prices do not include special options such as custom façade, custom application software, content, or content development.
4. Payment to PITI/XTMG can be made by Company Check, Bank Wire Transfer or via Confirmed Irrevocable Letter of Credit acceptable to PITI/XTMG, and Customer shall be responsible for payment of all costs associated with the Bank Wire Transfer or Confirmed Irrevocable Letter of Credit.
5. In the event Customer cancels a purchase order at any time after five (5) working days of purchase order acceptance by PITI/XTMG, Customer shall be charged a re-stocking fee equal to forty (40%) percent of the invoiced price of the order. In the event customer cancels an order at any time after ten (10) working days of order acceptance by PITI/XTMG, Customer shall be charged a re-stocking fee equal to sixty (60%) percent of the invoiced price of the order. PITI/XTMG will store products for up to thirty (30) days from order completion, after which a "Storage Fee" will be added for all stored products of 1.5% of invoice amount of stored product per month.
6. Customer shall not reverse engineer the Products, and Customer shall not decompile, modify, prepare derivative works or disassemble any software or hardware in the Product. Customer shall not duplicate, disassemble, or modify the Products, nor inspect or document with intent to reproduce the Products. The Products or any other information that may be obtained by reverse engineering any PITI/XTMG Product(s) is deemed "Confidential Information" of PITI/XTMG. Customer shall not copy or reverse engineer, attempt to reverse engineer, or in any way facilitate the reverse engineering of any PITI/XTMG Product(s), including embedded firmware or software to include all hardware products and software applications.
7. Each HoloVision™ unit purchased shall carry PITI's proprietary branding consisting of a PITI logo to be prominently displayed on the front of the HoloVision™ System(s) display screen for users to see.
8. Delivery lead-time is approximately 8 weeks ARO, but will be confirmed based upon the quantities ordered and schedules required by Customer.
9. Quantities of individual purchase orders may not be combined with other purchase orders to get aggregate volume pricing discounts. As an example Customer cannot combine the purchase quantities of 200 HL40 and a subsequent purchase quantity of 200 HL40 to get a 301-500 product price for these models.

INITIALS: PITI ________ **SOMD** ________ **XTMG** ________

Warranty

PITI Warranty Statement (Attached as **Exhibit 2).**

Exhibits

The documents referred to hereinabove and the exhibits attached hereto are incorporated herein by reference as if set forth in full.

Headings

The headings contained in this Purchase Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

Force Majeure

PITI will not be responsible for any failure of performance hereunder which is due to so called Act's of God, Accident, Misuse, Negligence, Fire, Lockout, Strike or other official labor dispute, riot or civil commotion, failure of technical facilities not within the reasonable control of PITI, war, governmental acts and any other natural calamities which may result into voiding of guarantee, warranty or delivery commitments.

Governing Law

This Agreement has been entered into and executed in Los Angeles County, California, United States of America and shall be interpreted in accordance with the laws of the State of California.

Authority

The undersigned individuals and/or entities executing this Agreement on behalf of their respective party's represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

Delivery

The parties acknowledge that the HoloVision system is intended to become a component within the SOMD kiosk manufactured by SOMD and, as such, timely delivery is critical to avoid interruptions and costly delays in implementing the SOMD business plan.

INITIALS: PITI ________ **SOMD** ________ **XTMC** ________

Delivery lead-time is approximately 8 weeks after receipt of order. PITI shall confirm a delivery date at the time an order is received, which is subject to payment in accordance with payment schedule contained herein. Confirmed delivery dates represent PITI's best estimates, however delivery shall not exceed 120 days beyond confirmed delivery dates. Unless specifically agreed in writing, PITI will not accept any financial performance penalty for failure to meet these dates.

Training

PITI/XTMG encourages its customers to make adequate provision for on-going maintenance of equipment that it supplies and will, if so requested, make arrangements for:

Training SOM staff at PITI's factory or
Training SOM staff locally. This will be a single training seminar with maximum duration of 4 days at a predetermined location, time and place.

Cost of training, traveling and accommodations arrangements shall be approved in advance and borne by SOMD.

Site Installation

Carried out by trained personnel of SOMD.

Preventive Maintenance

PITI/XTMG will provide instruction for routine services and check ups which will be carried out by SOMD personnel regularly in accordance with the product manuals.

During the routine services no part or section of the unit should be opened, disassembled, removed or replaced except by PITI/XTMG certified engineers as it will void the warranty.

F. PAYMENT TERMS

1. Prices

Prices offered are as per Section D Paragraph 3 above in U.S. Dollars per Unit, FOB, Chatsworth, California, U.S.A. and are subject to the terms and conditions contained in this Purchase Agreement.

2. Payment Terms

Payment terms are sixty (60%) percent of the total price of all purchase orders sent to XTMG, with the remaining balance due COD (cash upon delivery to the "ship to" address on the purchase order). For purchase orders of products in stock, payment will be one hundred (100%) percent prior to shipping.

Payment to XTMG can be made by Company Check, Bank Wire Transfer or via Confirmed Irrevocable Letter of Credit acceptable to PITI/XTMG, and Customer shall be responsible for payment of all costs associated with the Bank Wire Transfer or Confirmed Irrevocable Letter of Credit.

3. BANK INFORMATION

U.S Wire Transfer:

Route all domestic wire transfers via FEDWIRE to the following:

ABA #:	JP MORGAN CHASE BANK N.A.
ROUTING & TRANSIT #:	124001545
FOR CREDIT OF:	**Xtreme Technologies and Media Group, Inc.,**
CREDIT ACCOUNT #	703531715
CONTACT BRANCH MGR	BRITTANY ALEXANDER 801.481.5232

INITIALS: PITI ________ **SOMD** ________ **XTMG** ________

G. ACCEPTANCE

This agreement is issued in TRIPLICATE.

By signing, concern companies are accepting all the Terms and Conditions, Other considerations, Prices, Payment & Delivery Terms and Schedules as detailed out in this Agreement.

Agreed & Accepted,

For Provision Interactive Technologies, Inc	Studio One Media, Inc.	Xtreme Technologies and Media Group, Inc.
Curt Thornton President	Kenneth Pinckard	Tim Taylor President
Date 10/19/6	Date 10/19/06	Date 10.19.06

INITIALS: PITI ______ SOMD ______ XTMG ______